EXCLUSIVE LICENSE AGREEMENT

between

DAVID A. NEWSOME, MD AND DAVID J. TATE, JR.

and

PIPEX PHARMACEUTICALS, INC.

This Exclusive License Agreement (the “Agreement”) is made effective the 3rd day of July, 2007, (the “Effective Date”) between David A. Newsome, M.D. and David J. Tate, Jr. (the “INVENTORS”), and Pipex Pharmaceuticals, Inc. a Delaware corporation, having a place of business at 3985 Research Park Drive, Ann Arbor, MI 48108 (the “LICENSEE”).

GENERAL UNDERSTANDING

An invention, entitled “Zinc-monocysteine Complex and Method of Using Zinc-Cysteine Complexes” as described in U.S. Patent No. 6,586,661 B1 and 7,164,835 B2, (the “Technology”) and INVENTORS by Dr. David A. Newsome and David J. Tate, Jr. (the “Inventors”) and is claimed in Patent Rights, as defined below; and

LICENSEE is interested in obtaining rights for the manufacture, use, importation, distribution, and marketing of products from Technology and can provide useful management for manufacture and distribution of Licensed Products, and INVENTORS are willing to grant such rights so that the Technology may be developed and the benefits enjoyed by the public.

AGREEMENT

The parties agree as follows:

ARTICLE 1

Definitions

1.1	“Field of Use” shall mean all human and animal uses.

1.2         “Licensed Method” shall mean any method that is covered by Patent Rights, the use of which would constitute, but for the license granted to the LICENSEE under this Agreement, an infringement of any pending or issued claim of Patent Rights.

1.3         “Licensed Product” shall mean any product that is either covered by Patent Rights or that is produced by the Licensed Method, to the extent that the manufacture, use, or sale of such product would infringe a pending or issued claim of Patent Rights (including, but not limited to, inducement or contributory infringement), but for the license granted to LICENSEE under this Agreement.

1.4         “Net Sales” shall mean the total of the gross invoice prices from the sale of Licensed Product or the performance of Licensed Methods by LICENSEE or a sublicensee to any third parties for cash or other forms of consideration, in accordance with generally accepted accounting principles. LICENSEE may make the following deductions, at rates customary within the industry (if not already deducted from the gross invoice price), when calculating the total gross invoice prices:

1.4.1

allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of LICENSEE, or a sublicensee, whether in cash or other consideration in lieu of cash); and

1.4.2	freight, transportation, packing, and/or insurance charges associated with transportation; and

1.4.3	taxes based on sales when included in gross sales, but not taxes assessed on income derived from such sales.

Where LICENSEE distributes Licensed Products for end use to itself or a sublicensee, then such distribution will be considered a sale at the list price normally charged to independent third parties, and INVENTORS will be entitled to collect royalty on such a sale in accordance with Article 3 (Fees and Royalties).

1.5         “Patent Rights” shall mean U.S. and foreign patents and patent applications filed by Inventors, including any reissues, continuations, continuation-in-part applications, divisionals based on the subject matter claimed in or covered by claims of the following:

1.5.1	United States Patent, No. 6,586,661 B1, issued July 1, 2003 entitled, “Zinc-Monocysteine Complex and Method of Using Zinc-Cysteine Complexes;” and

1.5.2	United States Patent, No. 7,164,035 B2, issued January 16, 2007 entitled, “Zinc-Monocysteine Complex and Method of Using Zinc-Cysteine Complexes.”

1.5	“Technology” means the intellectual property described in the Patents Rights according to Section 1.5

1.7      "Technology Rights" means Inventors’ rights in technical information, including data contained in any Investigational New Drug (“IND”) Application and any and all amendments and all non-clinical data generated around the Licensed Method and Licensed Product; know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques; software, designs, drawings or data created by Inventors before the Effective Date relating to Technology, which are not covered by Patent Rights but which are necessary for practicing the invention covered by Patent Rights.

1.8	“Territory” shall mean worldwide.

1.9    "Affiliate" shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interests.

2.0 "FDA" shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions.

2.1 "Licensee Know-How" shall mean any information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which relate to Compound or Licensed Product, which are in Licensee’s possession or control and as to which Licensee has the right to license or sublicense, and which relate to the development, manufacture, marketing, use or sale of Licensed Product. Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, clinical, assay control, manufacturing, regulatory, and any other information used or useful for the development and/or regulatory approval of Compound and Licensed Product.

2.2 “Compound” shall mean any zinc-monocysteine complex or any other analog thereof covered by the Patent Rights.

ARTICLE 2

Grant

2.1      Subject to the retained rights of Article 2.4 and the terms and conditions of this Agreement, INVENTORS grant to LICENSEE an exclusive license to make, have made, use, sell, have sold, import and distribute Licensed Product and practice Licensed Methods within the Field of Use and in the Territory. This grant does not relinquish INVENTORS’ ownership in or rights to Patent Rights and does not grant, by implication or otherwise, any other rights to LICENSEE of any other Technology Rights or real or intellectual property rights owned, invented, or discovered by INVENTORS, whether past, present, or future.

2.2	Upon execution of this License Agreement, INVENTORS shall grant to

LICENSEE the exclusive right for commercial purposes to use the Investigational New Drug application, and any and all amendments to it ;and the non-exclusive right to use all non-clinical data generated around the Licensed Method and Licensed Product.

2.3      INVENTORS grant LICENSEE the right to issue sublicenses to third parties to, manufacture, use, market, sell, import and distribute Licensed Product and practice Licensed

Methods as long as LICENSEE possesses an exclusive right under this Agreement. Any and all sublicense agreements granted by LICENSEE shall include all of the rights and obligations due INVENTORS, and, if applicable, the United States government, contained in this Agreement. These rights due INVENTORS in all sublicenses include, but are not limited to, the right of INVENTORS to receive all royalties and fees under paragraphs 3.1, 3.2, and 3.9.

2.4         The development of Technology was not sponsored in any part by any governmental, state, university or corporate body. INVENTORS represent that no university or institutional body is an owner, partial owner of the Patent Rights.

2.5         INVENTORS reserve the right to practice under the Patents, including the right to use data and information described as Technology Rights, for research and educational purposes. Nothing in this Agreement shall be deemed to limit the right of INVENTORS to publish any and all technical data resulting from any research performed by INVENTORS, including, but not limited to, research relating to the Licensed Products, Licensed Method, or Technology Rights.

2.6         The manufacture, use, sale, importation, and distribution of Licensed Products and the practice of Licensed Methods shall be subject to applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products or the practice of Licensed Method in or between any county, state, federal, or foreign jurisdiction.

2.7         LICENSEE acknowledges that Licensed Products will not be manufactured, used, marketed, sold, distributed, and/or sublicensed outside the Field of Use or Territory and that Licensed Methods will not be practiced outside the Field of Use or Territory.

ARTICLE 3

Fees , Royalties and Payments

3.1         Fees.     In partial material consideration, in part, for the rights granted herein, LICENSEE shall pay the following fees:

3.1.1	LICENSEE shall pay INVENTORS an up-front, nonrefundable, non-creditable, license issue fee of sixty-five thousand ($65,000) dollars in cash immediately upon signing.

3.1.2	Milestone Payments. LICENSEE shall pay INVENTORS the following non-refundable, non-cancelable, non-creditable milestone payments earned by INVENTORS in cash:

(i)

Upon the initiation of a phase II clinical trial in the United States using the Licensed Product or Licensed Method, LICENSEE shall pay a seventy-five thousand dollar ($75,000) milestone payment to the INVENTORS;

(ii)	Upon the initiation of a phase III clinical trial using the Licensed Product or Licensed Method, LICENSEE shall pay a two hundred fifty thousand dollars ($250,000) milestone payment to the INVENTORS;

(iii)

Upon the filing of a New Drug Application (NDA) incorporating the Licensed Products and Licensed Method with the United States Food and Drug Administration (FDA), LICENSEE shall pay a three hundred seventy five thousand dollars ($375,000) milestone payment to the INVENTORS;

(iv)

Upon the first approval of a New Drug Application incorporating the Licensed Products and Licensed Method from the United States Food and Drug Administration (FDA), LICENSEE shall pay a seven hundred thousand dollars ($700,000) milestone payment to the INVENTORS;

(v)	Any and all Milestone Payments under this Section 3.1.2 are creditable against future Royalties Under Section 3.2.

(vi)

LICENSEE shall have the ability to make milestone payments listed under section 3.1.2 of this Agreement above in the form of publicly traded equity securities, namely in registered stock of Pipex at market price on the date of the payment.

3.2         Royalties.          In partial material consideration, in part, for the rights granted herein, LICENSEE shall pay the following royalties according to sections 3.5 and 3.6.:

3.2.1	LICENSEE shall pay to INVENTORS an earned royalty of three percent (3%) of Net Sales;

3.3         Payments hereunder shall be made in U.S. dollars in the United States. If Licensed Products are sold or Licensed Methods are performed for monies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold or Licensed Method was practiced and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

3.4         Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. The LICENSEE is responsible for all bank transfer charges.

3.5         If at any time, legal restrictions prevent the prompt remittance of royalties by the LICENSEE from any country where Licensed Products are sold or Licensed Method is practiced, the LICENSEE shall convert the amount owed to INVENTORS into United States funds and shall pay INVENTORS directly from its U.S. source of funds for as long as the legal restrictions apply.

3.6         Royalties accruing to INVENTORS shall be payable by LICENSEE to INVENTORS when Licensed Products are invoiced, or if not invoiced, when delivered to a third party.

3.7         LICENSEE shall pay all royalties under paragraph 3.2 semiannually and within 30 days of December 31and June 30 of each calendar year. Each such payment shall be for the most recently completed calendar half-year and accompanied by a report as stipulated in section 4.3.

3.8         In addition to other remedies provided for under this Agreement, in the event that royalty payments are not received when due, the LICENSEE shall pay additional interest charges at an annual rate of ten percent (10%). Interest shall be calculated from the date payment was due and until actually received by INVENTORS.

3.9         If any patent or patent claim within Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the final decision, that are based on another patent or claim not involved in the final decision, or that are based on INVENTORS’ property rights.

ARTICLE 4

Reports and Inspections

4.1         LICENSEE shall notify the INVENTORS of each sublicense granted hereunder and provide INVENTORS with a copy of each sublicense. LICENSEE shall collect and pay all fees and royalties due INVENTORS and guarantee all such payments due from sublicensees. LICENSEE shall require sublicensees to provide payments with royalty reports, and LICENSEE shall collect and summarize for INVENTORS all such reports due from sublicensees. LICENSEE shall monitor sublicensees and assure license terms are met and product quality is equal to or greater than that required by this Agreement. Upon termination of this Agreement for any reason, INVENTORS, at their sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to INVENTORS.

4.2         LICENSEE shall maintain accurate books and records, and, upon reasonable advance notice by INVENTORS, LICENSEE’s records, inventory, and Licensed Product production or Licensed Method practice facilities shall be open for inspection by INVENTORS for the purpose of verifying the accuracy of reports. The LICENSEE shall keep, and cause sublicensee(s) to keep, accurate records and books showing the maintenance, production, inventory, sale, distribution or sublicensing of Licensed Product and the performance of Licensed Methods and shall permit duly authorized agents of INVENTORS, during regular business hours, to inspect facilities and records for the purpose of verifying quality control and royalty payments due INVENTORS. In the event payment is in error by five percent (5%) or more and such error is one hundred dollars ($100.00) or more, LICENSEE shall pay all reasonable documented audit expenses.

4.3         After the first commercial sale of Licensed Products or performance of Licensed Methods, LICENSEE shall provide INVENTORS with a semiannual written report within 30 days after December 31, and June 30 of each year indicating:

4.3.1

Quantity of Licensed Product produced or Licensed Methods performed in each location, relevant information on maintaining Licensed Products quality, and supplies of Licensed Products held by LICENSEE and sublicensee(s); and

4.3.2	Summary of Licensed Product and Licensed Method gross sales and Net Sales for both LICENSEE and sublicensee(s); and

4.3.3	The royalties due, including the method used to calculate royalties, as well as the exchange rates used, if applicable; and

4.3.3

An accounting of the quantity of Licensed Product sold and Licensed Methods performed by LICENSEE and each sublicensee, including a summary of domestic and international distribution on which royalties are payable.

4.4         Beginning six months after the Effective Date and continuing annually thereafter, LICENSEE shall submit to INVENTORS a progress report covering LICENSEE’s activities related to the development and testing of all Licensed Products and Licensed Methods and the obtaining of the governmental approvals necessary for marketing and distribution. Progress reports are required for each Licensed Product and Licensed Method until the first commercial sale of that Licensed Product occurs in the United States and shall again be required if commercial sales of such Licensed Product or performance of Licensed Method are suspended or discontinued.

4.5         Progress reports submitted under section 4.3 shall include, but are not limited to, the following topics:

--	summary of work completed
--	key scientific discoveries
--	summary of work in progress
--	current schedule of anticipated events or milestones
--	market plans for introduction of Licensed Products and Licensed Methods

ARTICLE 5

Infringement

5.1

LICENSEE shall mark, and shall cause its sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patents Rights that applies to such Licensed Product.

5.2

LICENSEE shall notify INVENTORS promptly of any known production, sale, marketing, distribution, or use of Licensed Product by unauthorized persons. Notification of such infringement shall include reasonable details that would enable INVENTORS to investigate and prosecute such infringement in accordance with this Article 5.

5.3

Pursuant to this Agreement and to the provisions of 35 U.S.C. Section 29 or other applicable law, for Patent Rights for which it has exclusive rights under this Agreement, LICENSEE has the first right to initiate a suit in its own name, and at its own expense: (a) to prosecute for infringement of presumably valid claims in Patent Rights; (b) to defend against claims alleging invalidity or non-infringement of the Patent Rights; (c) to defend against a counterclaim alleging invalidity; or (d) overcome an affirmative defense in an infringement suit. In any such suit LICENSEE shall exercise total control over the manner of its prosecution, and may, with the prior written permission of INVENTORS, such permission not to be unreasonably withheld, settle any such claim or suit. LICENSEE shall notify INVENTORS of its intent to file suit in accordance with this Section 5.3 fourteen (14) days prior to such filing.

5.4

INVENTORS may, within seven (7) days from receipt of notice from LICENSEE that it intends to prosecute a suit in accordance with this Article 5, elect to participate in a suit brought in accordance with Section 5.3. If INVENTORS elects to participate, they shall then be responsible for fifty (50%) of all litigation expenses and shall be entitled to fifty (50%) of all damages or awards recovered. LICENSEE shall exercise full control of such litigation, but shall require the written consent of INVENTORS to settle any suit. Any awards or damages recovered pursuant to this Section 5.4 shall not be treated as Net Sales and no royalties shall be payable on such sums to INVENTORS.

5.5

LICENSEE agrees to keep INVENTORS reasonably apprised of the status and progress of any litigation in regards to the Patent Rights. INVENTORS shall cooperate fully with LICENSEE in connection with any infringement action or legal defense initiated by LICENSEE under this Article 5, and INVENTORS agree promptly to provide reasonable access to all necessary documents and to render reasonable assistance in response to a written request by LICENSEE.

5.6

If within sixty (60) days from LICENSEE’s knowledge of infringement LICENSEE fails to file suit against such infringer, INVENTORS shall have the right to file suit in their own name, and at their own expense. Should INVENTORS initiate suit in accordance with this Section 5.6, they shall exercise full control of the prosecution of such suit and may settle the suit on such terms as INVENTORS shall determine, except that INVENTORS shall not reach any settlement whereby they grant a license to a third party under any Patents Rights in the Territory or Field of Use without the consent of LICENSEE, which consent LICENSEE can withhold for any reason.

5.7	In the event that LICENSEE bears the full cost of any litigation relating to the Patent Rights, it shall be entitled to deduct the full amount of such costs from any recovery. After deducting for such litigation costs, any remaining recovery shall be treated as Net Sales and LICENSEE shall pay to INVENTORS a royalty upon such excess as specified in section 3.2 and to be payable as specified under section 3.8 of this Agreement.

5.8         Nothing contained in this Agreement shall be construed to obligate INVENTORS or LICENSEE to bring any suit, or to enforce any rights, under this Agreement. Except as expressly stated, nothing contained in this Agreement shall be construed to limit the ability of INVENTORS to bring any suit or to enforce any rights under this Agreement.

ARTICLE 6

Term and Termination

6.1         This Agreement shall be in effect when fully executed by the parties. This Agreement shall remain in effect until the expiration of the last-to-expire patent licensed under this Agreement.

6.2         LICENSEE may terminate this Agreement or grant of rights hereunder on a specific territory or on a specific country by country basis, at any time, upon ninety (90) days prior written notice to INVENTORS.

6.3         Upon termination of this Agreement for any reason, LICENSEE shall immediately cease use of the rights granted herein, and all Licensed Product under the control of LICENSEE and/or sublicensee(s) shall be fully and completely destroyed by LICENSEE using appropriate chemical and/or mechanical methods, excepting Licensed Product stock held by sublicensee(s) that remains in compliance with the terms and conditions of this Agreement.

6.4         Termination of the Agreement granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such termination.

6.5         If LICENSEE should fail to perform or should violate any term of this Agreement, including, but not limited to, the payment of fees and royalties or the exercise of diligence, then INVENTORS may give written notice of the default and, if LICENSEE fails to correct the default within sixty (60) days, then INVENTORS shall have the right to cancel or terminate this Agreement.

6.6	This Agreement, hereunder, will terminate automatically if LICENSEE:

6.6.1	ceases the commercial sale of Licensed Products or performance of Licensed Methods; or

6.6.2	begins the process of orderly closure, or makes an assignment of any rights under this Agreement for the benefit of creditors.

6.6.3	this Agreement shall not terminate in the event that the LICENSEE is exercising reasonable commercial diligence of the Licensed Method and Licensed Patents.

6.7         INVENTORS shall have the right, at their sole discretion, to terminate this Agreement or any sublicense agreements hereunder if, during the term of this Agreement, LICENSEE or a sublicensee:

6.7.1	files a petition of bankruptcy under Chapter 7; or

6.7.2	notifies INVENTORS of its intention to file a petition of bankruptcy under Chapter 7; or

6.7.3	notifies INVENTORS of its intention to have a petition of bankruptcy filed against it; or

6.7.4	notifies INVENTORS that a third party has filed or intends to file an involuntary petition of bankruptcy against it.

6.8         In the event of an unexpected event, the INVENTORS shall not have the ability to terminate this Agreement.

6.9         Notice of termination under this section shall be given by INVENTORS to LICENSEE in writing. Termination of this Agreement under this section is effective upon LICENSEE’s receipt of the written notice from INVENTORS.

ARTICLE 7

Due Diligence

7.1         LICENSEE, upon execution of this Agreement, shall diligently proceed to produce Licensed Products and to perform Licensed Method and shall earnestly and diligently endeavor to sell and offer for sale Licensed Products or the performance of Licensed Method within a reasonable time. LICENSEE shall diligently endeavor to fill the market demands for Licensed Products and Licensed Method within the Field of Use and in the Territory after LICENSEE has begun commercial sales of Licensed Product.

7.2         LICENSEE shall diligently endeavor to obtain all necessary governmental approvals for the manufacture, use, marketing, sale, and distribution of Licensed Products and/or performance of Licensed Method.

If LICENSEE is unable or unwilling to perform any of the above provisions, then INVENTORS has the right and option to terminate this Agreement upon written notice to LICENSEE. This right, if exercised by INVENTORS, supersedes the rights granted in Article 2.

7.3          Under no circumstances, can the INVENTORS terminate or attempt to terminate this Agreement if the LICENSEE has acted in good faith with reasonable commercial best efforts to develop the Patent Rights as well as the Licensed Methods.

7.4	Development Due Diligence.

LICENSEE will exercise reasonable commercial diligence in the development and commercialization of the Specified Technology in order to maintain the license in effect, including, but not limited to,

7.4.1.1.1.1.1          Immediately upon execution of the License Agreement initiating a more comprehensive regulatory plan, and initiating manufacturing under Good Manufacturing Procedures (GMP) of the Zinc-Cysteine Complexes in order to meet current requirements of the clinical trial.

7.4.1.1.1.1.2          Within one year of completion and analysis of a positive phase II clinical trial, LICENSEE shall initiate further clinical development for any human indication incorporating the Patent Rights.

7.4.1.1.1.1.3          LICENSEE shall provide all regulatory final study reports to INVENTORS in a timely manner upon completion of a clinical trial.

7.5	Transfer of Information:

INVENTORS shall share any and all know-how, data generated regarding the Licensed Method and Patent Rights with LICENSEE including but not limited to, the Investigational New Drug Application, chemistry, manufacturing, preclinical, clinical data, final study reports, regarding the Licensed Method and Patent Rights.

7.6	Patent Prosecution Expenses.

LICENSEE will assume responsibility for all future patent prosecution and infringement activities with respect to the Specified Technology and will be responsible for all costs and expenses associated therewith. LICENSEE will prosecute the patent applications on the worldwide basis. While it is the intention of LICENSEE to continue to utilize Seth Nehrbass for the continued prosecution and potential infringement of the Patents, LICENSEE shall have to select alternative patent counsel in it sole discretion. However, the Inventors shall have the right to make all decisions regarding patent prosecution, regardless of who is the attorney.

7.7	Patent Reimbursement Expenses.

Upon the execution of this Agreement, LICENSEE shall reimburse INVENTORS in cash for past patent prosecution expenses associated with the Patent Rights, which shall not exceed $25,000.

ARTICLE 8

Notices

Any royalty or fee payment, notice, or other communication required or permitted to be made or to be given to either party under this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class U.S. mail, postage prepaid, or by Federal Express or like national delivery service, addressed to that party at its/his address set forth below. Copies shall also be sent by e-mail.

If to INVENTORS:

David A. Newsome, M.D.

1764 Brightwaters Boulevard, NE

St. Petersburg, FL 33704

cell: 504-231-2171

DoctorDave1618@aol.com

and

David J. Tate, Jr.

5100 Marigny Street

New Orleans, LA 70122

cell: 504-909-7462

djtatejr@cox.net

with a copy to

Seth M. Nehrbass, Patent Attorney

Nehrbass@aol.com , Nehrbass@gsnn.us

If to LICENSEE:

Pipex Pharmaceuticals, Inc.

3985 Research Park Drive

Ann Arbor, MI 48108

Attn: Steve H. Kanzer

skanzer@accreditedventures.com

ARTICLE 9

Assignment

This Agreement may be assigned by INVENTORS or by the LICENSEE.

ARTICLE 10

Warranties

10.1       EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INVENTORS MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING. IT IS AGREED THAT LICENSEE ACCEPTS LICENSED PRODUCTS AND LICENSED METHODS ON AN “AS IS” BASIS.

10.2       NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES INVENTORS EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN INVENTORS’ PATENT RIGHTS.

10.3       IN NO EVENT SHALL INVENTORS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNOLOGY OR LICENSED PRODUCTS.

10.4       NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

10.5       THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF INVENTORS OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

10.6	LICENSEE REPRESENTS THAT INTELLECTUAL PROPERTY GENERATED

UNDER CONSULTANCIES WILL BE DISCLOSED TO INVENTORS SO THAT INVENTORS MAY DETERMINE IF SUCH INTELLECTUAL PROPERTY IS NOT OTHERWISE OBLIGATED TO THIRD PARTIES, SUCH INTELLECTUAL PROPERTY MAY BE ADDED TO THIS AGREEMENT BY MUTUAL WRITTEN AGREEMENT OF LICENSEE AND INVENTORS, WITH OR WITHOUT CONSIDERATION.

10.7       THE INVENTORS REPRESENT AND WARRANT THAT NO OTHER GOVERNMENTAL AGENGY, PERSON, CORPORATION, FOR-PROFIT, NOT FOR PROFIT BODY HAS ANY RIGHT TITLE OR INTEREST OR ENCUMBERANCE TO THE PATENT RIGHTS DESCRIBED ABOVE. FURTHER, THE INVENTORS REPRESENT AND WARRANT THAT NO FUNDING OR SOURCES OF FUNDING PROVIDED ANY SUPPORT FOR THE CONCEPTION OR GENERATION OF THE PATENT RIGHTS.

ARTICLE 11

Indemnification

11.1       LICENSEE shall indemnify, hold harmless and defend INVENTORS, their officers, employees, and agents, the sponsors of the research that led to Technology, and the inventors of the Technology leading to patents and patent applications in Patent Rights and their employers, against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise of this Agreement or any sublicense. This indemnification includes, but is not limited to, any product liability.

11.2       Only during clinical trials, or when the LICENSEE, Sublicensee or an Affiliate is marketing the LICENSED PRODUCT, or LICENSED METHOD, at its sole cost and expense, LICENSEE shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance, or an equivalent program of self insurance.

11.3       INVENTORS shall notify LICENSEE in writing of any claim or suit brought against INVENTORS in respect of which INVENTORS intend to invoke the provisions of this Article. LICENSEE shall keep INVENTORS informed on a current basis of its defense of any claims under this Article.

ARTICLE 12

Confidentiality

12.1       LICENSEE shall safeguard confidential data supplied by INVENTORS and relating to INVENTORS’ Patent Rights against disclosure to others with the same degree of care as it exercises with its own data of a similar nature. LICENSEE shall not use such data, except to perform its obligations under this Agreement, and shall not disclose such data to others (except to its employees, agents, or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of INVENTORS, except that the LICENSEE is not prevented from using or disclosing any of the data that:

12.1.1	LICENSEE can demonstrate by written records was previously known to it; or

12.1.2    is now or becomes in the future public knowledge other than through acts or omissions of the LICENSEE; or

12.1.3	is lawfully obtained by LICENSEE from sources independent of INVENTORS.

The secrecy obligations of LICENSEE under these terms shall remain in effect for five (5) years from the termination date of this Agreement.

12.2       The obligations of confidentiality and limited use hereunder apply to any confidential information of INVENTORS provided to LICENSEE relating to the subject matter of this Agreement, whether supplied under this Agreement or previously.

ARTICLE 13

Miscellaneous

13.1       This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Michigan, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country where the patent or patent application is filed.

13.2       This Agreement embodies the entire understanding of the parties, and there are no other agreements or understandings, either express or implied, between the parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or agents.

13.3       The headings of the several Articles are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

13.4       LICENSEE shall ensure that any products or services sold in the Territory and/or within the Field of Use embodying the Licensed Products or produced using the Licensed Method will be manufactured substantially within the United States.

13.5       LICENSEE shall notify INVENTORS if LICENSEE becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including, but not limited to, fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

13.6       LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products or Licensed Method and related technical data to foreign countries, including, without limitation, the Export Administration Regulations.

13.7       In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

13.8       The parties agree to be bound by applicable state and federal rules governing equal employment opportunity and nondiscrimination.

13.9       The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, the parties will submit the matter to binding arbitration pursuant to the Michigan Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties. Hearings before the arbitrator, if any, shall not exceed three 8-hour days in total during the arbitration.

13.10     The failure of any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provision at a later time.

IN WITNESS WHEREOF, each party hereto has executed this Agreement in duplicate originals by their respective and duly authorized officers on the day and year below written.

DAVID A. NEWSOME, M.D.	PIPEX PHARMACEUTICALS, INC.

By /s/ David A. Newsome	By /s/ Steve H. Kanzer
(Signature)	(Signature)

Name David A. Newsome	Name:	Steve H. Kanzer
(Printed)

Title Inventor	Title: Chairman and Chief Executive Officer

Date July 3, 2007	Date July 3, 2007

DAVID J. TATE, JR.

By /s/ David J. Tate, Jr.
(Signature)

Name/ David J. Tate, Jr.
(Printed)

Title Inventor

Date July 3, 2007